EXHIBIT 10.1
                                                                    ------------
                                  EXTENSION OF
                              CONSULTING AGREEMENT


Whereas, Donald W. Sapaugh & Hunter M. A Carr ("Consultants") entered into a Consulting Agreement ("Agreement") with ATSI Communications, Inc. (the "Company") on the 14th day of October, 2003, and such Extension shall become effective as of the 1st day of November, 2004; and

Whereas, due to circumstances beyond the control of the Consultants or the Company, the parties desire to extend, and amend the Agreement as is more fully described below:

Extension:
3.1 The Company hereby engages the services of the Consultants, as independent contractors for an additional period of six (6) months from the effective date of the Agreement.

Amendment:
4.1 The Company shall pay the Consultants as a fee for their services under this Agreement (the "Consulting Fee") warrants to purchase up to 1,000,000 shares of the Company's common stock at the predetermined price per share of $.50/share.

IN WITNESS WHEREOF, the parties hereto have caused this Extension of the Agreement to be duly executed, as of the day and year first above written.

The Company                             The Warrant Agents:

ATSI Communications, Inc.               Donald W. Sapaugh and Hunter M. A Carr


By: /s/Arthur L. Smith        By: /s/ Donald W. Sapaugh and /s/ Hunter M.A. Carr
    ------------------            ----------------------------------------------
Arthur L. Smith                 Donald W. Sapaugh
Title: President and CEO        Hunter M. A Carr